Exhibit 99.1

Ritter Pharmaceuticals Reports First Quarter 2016 Financial Results and Provides Business Update

LOS ANGELES (May 9, 2016) – Ritter Pharmaceuticals, Inc. (NASDAQ: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a pharmaceutical company developing novel human gut microbiome therapeutic products to treat gastrointestinal diseases, today reported financial results and a business update for the first quarter ended March 31, 2016.

“During the first quarter we continued to execute on our business strategy and work toward completing our adaptive design phase 2b/3 clinical study of our lead product candidate, RP-G28, for treatment of lactose intolerance. We are pleased to report that the study is underway and is enrolling as expected. We believe that RP-G28 represents a significant commercial opportunity, as the current lactose intolerance product market has been estimated to be approximately $2.45 billion in the United States alone, and there is currently no durable FDA-approved treatment for lactose intolerance. On a global basis, studies have suggested that there are over one billion people who suffer from this condition, demonstrating the significant need for an effective and durable treatment. With an experienced management team, as well as a scientific advisory board comprised of top researchers in the fields of microbiology, nutrition and gastroenterology, we believe Ritter Pharmaceuticals is well positioned as we continue enrollment of our clinical trial and anticipate full enrollment by Q3 this year,” said Michael D. Step, Chief Executive Officer of Ritter Pharmaceuticals.

Andrew Ritter, President of Ritter Pharmaceuticals, added, “It is exciting to see RP-G28 enrolling in a larger late-stage clinical trial and one step closer to market. RP-G28 has the novel ability to treat lactose intolerance by modulating the gut microbiome, and we believe that lactose intolerance is just one of many indications we could affect through this safe microbiome adaptation. Following our Phase 2a clinical trial, which demonstrated both safety and efficacy, as well as durable shifts in the microbiomes of treated patients, we have confidence in our Phase 2b/3 trial and we look forward to demonstrating an effective treatment for this large patient population.”

First Quarter 2016 Financial Results

For the first quarter of 2016, Ritter Pharmaceuticals reported a net loss attributable to common stockholders of approximately $3.1 million compared to a net loss of approximately $1.6 million for the first quarter of 2015. Basic and diluted net loss per share was $0.36 for the first quarter of 2016 compared to basic and diluted net loss per share of $3.37 for the first quarter of 2015.

Research and development expenses totaled approximately $1.9 million for the first quarter of 2016 versus approximately $31,000 for first quarter of 2015. This increase was driven by the preparation of our adaptive design Phase 2b/3 clinical trial, which was initiated in March 2016.

General and administrative expenses for the first quarter of 2016 were approximately $1.2 million, compared to approximately $1.3 million for the first quarter of 2015.

Total operating expenses for the first quarter of 2016 were approximately $3.2 million compared to approximately $1.4 million for the first quarter of 2015.

As of March 31, 2016, Ritter Pharmaceuticals had cash and cash equivalents of approximately $14.1 million.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. develops novel therapeutic products that modulate the human gut microbiome to treat gastrointestinal diseases. The Company is advancing human gut health research by exploring the metabolic capacity of gut microbiota, and translating the functionality of these microbiome modulators into safe and effective applications. Their lead drug candidate, RP-G28, has the potential to become the first FDA-approved drug for lactose intolerance, a condition that affects more than one billion people worldwide.

Forward-Looking Statements

This release may contain forward-looking statements, which express the current beliefs and expectations of Ritter Pharmaceuticals’ management. Any statements contained herein that do not describe historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such statements involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; risks associated with obtaining, maintaining and protecting intellectual property; risk associated with Ritter Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Ritter Pharmaceuticals’ dependence on third parties. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Contact:

David Burke

dburke@theruthgroup.com

(646) 536-7009

Media Contact:

Chris Hippolyte

chippolyte@theruthgroup.com

646.536.7023

RITTER PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,088,541	$15,819,566
Prepaid expenses	144,005	189,136
Total current assets	14,232,546	16,008,702

Other assets	10,326	10,326
Property and equipment, net	26,866	20,688
Total Assets	$14,269,738	$16,039,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,128,065	$739,357
Accrued expenses	204,178	614,141
Other liabilities	1,223	1,223
Total current liabilities	2,333,466	1,354,721

Stockholders’ equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; 25,000,000 shares authorized as of March 31, 2016 and December 31, 2015; 8,584,661 and 8,582,004 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	8,585	8,582
Additional paid-in capital	42,139,079	41,759,355
Accumulated deficit	(30,211,392)	(27,082,942)
Total stockholders’ equity	11,936,272	14,684,995

Total Liabilities and Stockholders’ Equity	$14,269,738	$16,039,716

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2016	2015
Operating costs and expenses
Research and development	$1,882,848	$31,460
Patent costs	32,364	62,274
General and administrative	1,235,018	1,302,565
Total operating costs and expenses	3,150,230	1,396,299

Operating loss	(3,150,230)	(1,396,299)

Other income
Interest income	20,566	2,204
Other income	1,214	7,091
Total other income	21,780	9,295

Net loss	$(3,128,450)	$(1,387,004)

Cumulative preferred stock dividends	—	(149,283)
Accretion of discount of Series C preferred stock	—	(31,818)

Net loss attributable to common stockholders	$(3,128,450)	$(1,568,105)

Net loss attributable to common stockholders per share, basic and diluted	$(0.36)	$(3.37)

Weighted average shares outstanding, basic and diluted	8,583,259	465,384